Exhibit 10.3

Second Amendment to the
FOSTER WHEELER LTD.
2004 Stock Option Plan
(Adopted September 2004)

The Foster Wheeler Ltd. 2004 Stock Option Plan (the “Plan”) is hereby further amended as follows, pursuant to resolutions adopted by the Board of Directors of Foster Wheeler Ltd. and its Compensation Committee at their meetings held December 8, 2008:

1.                                       Section 2(b) is replaced in its entirety with the following language:

“Applicable Laws” means the legal requirements relating to the administration of stock option plans or the issue of shares of capital by a company, including under the laws of Switzerland, applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any Stock Exchange rules and regulations that may from time to time be applicable to the Company, and the applicable laws, rules and regulations of any other country or jurisdiction where Options are granted under the Plan, as such laws, rules, regulations, interpretations and requirements may be in place from time to time.

2.                                       Section 2(i) is replaced in its entirety with the following language:

“Common Stock” means the common shares of Foster Wheeler AG, par value CHF 3.00 each, or such other par value as may be in effect from time to time.”

3.                                       Section 2(j) is replaced in its entirety with the following language:

“Company” means Foster Wheeler AG, a Swiss company, and its Subsidiaries.”

4.                                       References in the Plan to “Foster Wheeler Ltd.” are replaced with “Foster Wheeler AG” in Sections 1, 2(c), 2(f), 2(k), 2(l), 2(m), 2(n), 2(s), 5, 6, 6(e)(i)(C), 7, 8(a), 8(b), 11, and 12.

5.                                       The following new Section is 19 is added to the Plan:

19.                                 Redomestication.  Foster Wheeler Ltd. moved the place of organization of the parent company of its group of companies from Bermuda to Switzerland by means of a scheme of arrangement (“Scheme of Arrangement”) between Foster Wheeler Ltd. and Foster Wheeler AG, a wholly-owned subsidiary of Foster Wheeler Ltd. registered in Switzerland, and certain related agreements described in Foster Wheeler Ltd.’s Proxy Statement for the Special Court-Ordered Meeting of Common Shareholders held on January 27, 2009.  Effective upon the completion of the Scheme of Arrangement, shares of Foster Wheeler AG will be issued, held, made available, or used to measure benefits as appropriate under the Plan in lieu of common shares of Foster Wheeler Ltd. with respect to all outstanding awards.

6.                                       This Second Amendment shall take effect upon completion of the Scheme of Arrangement (as described in the resolutions adopted on December 8, 2008) and shall apply to all awards outstanding on such date.

IN WITNESS WHEREOF, Foster Wheeler Ltd. has caused this Second Amendment to the Plan to be executed.

FOSTER WHEELER LTD.

By:	/s/ Peter J. Ganz
Name:	Peter J. Ganz
Title:	Exec. V.P., General Counsel & Secretary